Exhibit 1.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 11, 2022, by and among Saratoga Investment Corp., a Maryland corporation (the “Company”), Saratoga Investment Advisors, LLC, a Delaware limited liability company, Ladenburg Thalmann & Co. Inc., a Delaware corporation (“Ladenburg”), and each purchaser identified on Appendix A hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue, and each Purchaser, severally and not jointly, desires to purchase the Company’s 6.00% Notes due 2027 (the “Notes”) upon the terms and conditions as more particularly provided herein;

WHEREAS, the Notes will be issued under the indenture dated as of May 10, 2013 (the “Base Indenture”) as supplemented by the Tenth Supplemental Indenture dated as of April 27, 2022 (the “Tenth Supplemental Indenture” and, collectively with the Base Indenture, the “Indenture”);

WHEREAS, the Company has previously issued $87,500,000 in aggregate principal amount of the 6.00% notes due 2027 on April 27, 2022 and $10,000,000 in aggregate principal amount of the 6.00% notes due 2027 on May 10, 2022 (collectively, the “Existing Notes”), in each case, under the Indenture;

WHEREAS, the Notes that will be issued and sold by the Company pursuant to this Agreement will constitute an issuance of “Additional Notes” under the Indenture and as defined in the Indenture; and

WHEREAS, except as otherwise described in the Prospectus (as defined below), the Notes offered and sold by the Company pursuant to this Agreement will have identical terms to the Existing Notes, and the Notes and the Existing Notes will be treated as a single class of notes for all purposes under the Indenture.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE I PURCHASE AND SALE;

CLOSING

1.1 Purchase and Sale of the Notes. At the Closing (as defined in Section 1.3), the Company agrees to sell to each Purchaser and each Purchaser agrees, severally and not jointly, to purchase from the Company, upon the terms and conditions hereinafter set forth, the respective principal amount of the Notes set forth in Appendix A hereto opposite its name at a purchase price of 97.800% of the principal amount of the Notes.

1.2 Referral Fee. At the Closing, the Company shall pay a referral fee of $74,000 to Ladenburg.

1.3 The Closing. The completion of the purchase and sale of the Notes (the “Closing”) shall occur at 10:00 a.m. (Eastern Time), on August 15, 2022 (the “Closing Date”) at the offices of the Company, or at such other time, date and location as the parties shall mutually agree. At the Closing, (a) the purchase price for the Notes being purchased by the Purchaser (the “Purchase Price”) to the Company as more particularly provided in Section 1.4 and (b) the Company shall cause the Depository Trust Company (“DTC”) to deliver to the Purchaser, pursuant to a blanket letter of representations between the Company and DTC, the Notes as more specifically provided in Section 1.4

1.4 Payment and Delivery. At the Closing, (a) each Purchaser shall remit by wire transfer the amount of funds equal to the Purchase Price with respect to the Notes being purchased by it to the account designated by the Company on Appendix B hereto and (b) the Company shall remit by wire transfer of funds equal to the Referral Fee with respect to the Notes to Ladenburg to the account designated by the Company on Appendix B hereto. It is understood that each Purchaser has authorized Eagle Point Credit Management LLC (“Eagle Point”), for its account, to accept delivery of, receipt for, and make payment of the Purchase Price for, the Notes that it has agreed to purchase. It is further understood that each Purchaser has authorized the Placement Agent, for its account, to accept delivery of and receipt for the Referral Fee.

1.5 Registration. The Notes purchased hereunder shall be delivered at the Closing Time through the facilities of DTC or another mutually agreeable facility, against payment of the Purchase Price therefore in immediately available funds to the order of the Company.

1.6 Conditions to the Company’s Obligations. The Company’s obligation to sell and issue the Notes to each Purchaser will be subject to the receipt by the Company of the respective Purchase Price from such Purchaser as set forth in Section 1.4 and the accuracy of the representations and warranties made by such Purchaser and the fulfillment of those undertakings of such Purchaser to be fulfilled prior to the Closing Date.

1.7 Conditions to Purchaser’s Obligations. Each Purchaser’s obligation to purchase the respective Notes to be purchased by it hereunder is subject to the fulfillment to each such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

(a) The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

(b) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing.

(c) The Company shall have delivered to the Purchasers an officer’s certificate from the Company signed by an executive officer of the Company, dated the date of the Closing, certifying that the conditions specified in Sections 1.7(a) and 1.7(b) have been fulfilled.

(d) The Company shall have delivered to the Purchasers a certificate of its Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other Company proceedings relating to the authorization, issuance and sale of the Notes and the authorization, execution and delivery of this Agreement and (ii) the Company’s organizational documents as then in effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Purchaser Representations and Warranties. In connection with the purchase and sale of the Notes, each Purchaser represents and warrants, severally and not jointly, to the Company that:

(a) Such Purchaser is acquiring the Notes for such Purchaser’s account and with no view to the distribution thereof. Such Purchaser has no present intent, agreement, understanding or arrangement to sell, assign or transfer all or any part of the Notes, or any interest therein, to any other person.

(b) The Purchaser in connection with its decision to purchase the Notes, relied only upon the Prospectus and the representations and warranties of the Company contained herein. Further, such Purchaser acknowledges that the Prospectus was made available to Purchaser before this Agreement (or any contractual obligation of such Purchaser to purchase the Notes) will be deemed to be effective.

(c) Such Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Eagle Point, in its capacity as agent and/or investment manager of each Purchaser is duly authorized and empowered to execute this Agreement on behalf of each Purchaser. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of each Purchaser and this Agreement constitutes a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms.

(d) Such Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Notes constitutes legal, tax or investment advice. Such Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes.

2.2 Company Representations and Warranties. In connection with the purchase and sale of the Notes, the Company represents and warrants to each Purchaser that:

(a) The Company (i) has been duly incorporated and is validly existing in good standing as a corporation under the laws of the State of Maryland; (ii) has full power and authority to own, lease and operate its properties and assets, and conduct its business as described in the Registration Statement (as defined below) and the Prospectus ; (iii) is duly licensed and qualified to transact business and is in good standing in each jurisdiction where it owns or leases property or in which the conduct of its business or other activity requires such qualification, except where the failure to so qualify or to be in good standing would not have a material adverse effect on the Company.

(b) The Company has full power and authority to enter into this Agreement and to perform all of the terms and provisions hereof to be carried out by it. This Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Company. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to the qualification that the enforceability of the Company’s obligations thereunder may be limited by U.S. bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally, whether statutory or decisional, and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law), and except as enforcement of rights to indemnity or contribution thereunder may be limited by federal or state securities laws.

(c) The Notes to be sold pursuant to this Agreement have been duly authorized and the Notes, when duly executed, issued and authenticated in the manner provided for in the Indenture and delivered and delivered against payment of the consideration specified in this Agreement, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by U.S. bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors’ rights generally, whether statutory or decisional, and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law), and except as enforcement of rights to indemnity or contribution thereunder may be limited by federal or state securities laws.

(d) The offering and sale of the Notes hereunder are being made pursuant to the Registration Statement and the Prospectus. The Company’s registration statement on Form N-2 (333-256366), as amended as of its effective date on July 7, 2021 (the “Effective Date”), including the exhibits and schedules thereto, all documents incorporated or deemed to be incorporated in the registration statement by reference information contained in a prospectus supplement relating to the Notes subsequently filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424 (“Rule 424”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and deemed to be a part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Securities Act (“Rule 430B”), any registration statement filed pursuant to Rule 462(b) under the Securities Act (a “Rule 462(b)”), and any post-effective amendment thereto, is hereinafter referred to as the “Registration Statement.” The base prospectus included in the Registration Statement as of the Effective Date, including documents incorporated or deemed to be incorporated by reference therein by reference is hereinafter referred to as the “Base Prospectus.”  The Company will file with the Commission, in accordance with Rule 424, a final prospectus supplemental, including documents incorporated or deemed to be incorporated therein by reference (the “Final Prospectus Supplement”), supplementing the Base Prospectus in connection with the offer and sale of the Notes. The Base Prospectus and Final Prospectus Supplement are hereinafter referred to collectively as the “Prospectus.” As used herein, the terms “Registration Statement” and “Prospectus” shall include the documents, if any, incorporated or deemed to be incorporated by reference therein. No stop order or other order suspending the Registration Statement has been issued and, to the best of the Company’s knowledge, no proceedings for that purpose have been initiated or threatened by the Company or any other governmental authority.

(e) The Prospectus does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the date as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (i) there has been no material adverse change in the condition (financial or otherwise), business prospects, management, net assets or results of operations of the Company, whether or not arising in the ordinary course of business (other than changes resulting from changes in securities markets generally).

(f) The financial statements, including the statement of assets and liabilities, together with any related notes or schedules thereto, included or incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus present fairly the financial position of the Company as of the dates and for the periods indicated and such financial statements were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis.

(g) None of (i) the execution and delivery by the Company of this Agreement, (ii) the issuance and sale by the Company of the Notes as contemplated by this Agreement, the Registration Statement and the Prospectus and (iii) the performance by the Company of its obligations under this Agreement (A) conflicts with or will conflict with, or results in or will result in a breach or violation of the Articles of Incorporation of the Company, as amended to date (the “Charter”) or the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), (B) conflicts with or will conflict with, results in or will result in a breach or violation of, or constitutes or will constitute a default or an event of default under, or results in or will result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company under the terms and provisions of any agreement, indenture, mortgage, loan agreement, note, insurance or surety agreement, lease or other instrument to which the Company is a party or by which it may be bound or to which any of the property or assets of the Company is subject, except which breach, violation, default, lien, charge or encumbrance would not have a material adverse effect on the Company, or (C) results in or will result in any violation of any order, law, rule or regulation of any court, governmental instrumentality, securities exchange or association or arbitrator, whether foreign or domestic, applicable to the Company or having jurisdiction over the Company’s properties, except which violation would not have a material adverse effect on the Company.

(h) No consent, approval, authorization, notification or order of, or filing with, or the issuance of any license or permit by, any federal, state, local or foreign court or governmental or regulatory agency, commission, board, authority or body or with any self-regulatory organization, other non-governmental regulatory authority, securities exchange or association, whether foreign or domestic, is required by the Company for the consummation by the Company of the transactions to be performed by the Company or the performance by the Company of all the terms and provisions to be performed by or on behalf of it in each case as contemplated in this Agreement, the Registration Statement and the Prospectus, except such as (i) may be required and have been obtained under the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended (the “Investment Company Act”) or the Investment Advisers Act of 1940, as amended; (ii) the rules and regulations of the Financial Industry Regulatory Authority or the New York Stock Exchange; (iii) by the securities or “blue sky laws” of the various states and foreign jurisdictions in connection with the offer and sale of the Notes or (iv) which failure to obtain would not have a material adverse effect on the Company.

(i) Except as otherwise set forth in the Registration Statement or the Prospectus, there is no action, suit, claim, inquiry, investigation or proceeding affecting the Company or to which the Company is a party before or by any court, commission, regulatory body, administrative agency or other governmental agency or body, whether foreign or domestic, now pending or, to the knowledge of the Company, threatened against the Company, except which would not have a material adverse effect on the Company.

(j) The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended, the Bank Secrecy Act, as amended, the United and Strengthening of America by Providing Appropriate tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2011, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company after reasonable inquiry, threatened.

(k) The Company intends to direct the investment of the net proceeds received by it from the sale of the Notes in the manner specified in the Registration Statement and the Prospectus under the caption “Use of Proceeds” and in such a manner as to continue to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and has qualified and will continue to operate in compliance with the requirements to maintain its qualification as a regulated investment company under Subchapter M of the Code.

(l) Neither the Company, nor to the knowledge of the Company, after reasonable inquiry, any director, officer, agent, employee or affiliate of the Company is (i) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other relevant sanctions authority or (ii) located, organized or resident in a country or territory that is subject to sanctions by OFAC or any other relevant sanctions authority; and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or any other relevant sanctions authority.

(m) The Company has duly elected to be treated by the Commission under the Investment Company Act as a “business development company” (the “BDC Election”) and the Company has not filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the Investment Company Act, and no order of suspension or revocation of such BDC Election has been issued or proceedings therefor initiated or, to the knowledge of the Company, threatened by the Commission.

(n) The Company shall, by 5:30 p.m. Eastern Time on the Closing Date, issue a Current Report on Form 8-K including the form of this Agreement and an opinion of legal counsel as to the validity of the Notes as exhibits thereto.

ARTICLE III

OTHER AGREEMENT OF THE PARTIES

3.1 It is the intent of the parties to this Agreement that in no event shall the Purchasers, by reason of this Agreement or the transactions contemplated thereby, be deemed to control, directly or indirectly, the Company, and the Purchasers shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

ARTICLE IV
GENERAL PROVISIONS

4.1 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the parties to this Agreement hereby will survive the execution of this Agreement, the delivery to each Purchaser of the Notes and the payment by the Purchaser of the Purchase Price therefor for a period of one year.

4.2 Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements, written or oral, with respect thereto.

4.3 Amendment and Waiver. The provisions of this Agreement may be amended only with the prior written consent of the Company and each Purchaser. The failure of any party to insist upon strict adherence to any one or more of the covenants and restrictions in this Agreement, on one or more occasion, shall not be construed as a waiver, nor deprive such party of the right to require strict compliance thereafter with the same. All waivers must be in writing and signed by the waiving party.

4.4 Expenses. The parties will pay their own respective expenses, including attorneys’ fees, in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement.

4.5 Successors and Assigns. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of each other party, except that the Notes may be transferred by each Purchaser without the consent of the Company.

4.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof.

4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute a single agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

4.8 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.9 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision. The construction of this Agreement shall not be affected by which party drafted this Agreement.

4.10 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

4.11 Further Assurances. In connection with this Agreement and the transactions contemplated herein, the parties to this Agreement shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

Very truly yours,

SARATOGA INVESTMENT CORP.

By:	/s/ Henri J. Steenkamp
	Name:	Henri J. Steenkamp
	Title:	Chief Financial Officer,
Chief Compliance Officer and
Secretary

SARATOGA INVESTMENT ADVISORS, LLC

By:	/s/ Christian L. Oberbeck
Name: Christian L. Oberbeck
Title: Managing Director

LADENBURG THALMANN & CO. INC.

By:	/s/ Steven Kaplan
Name: Steven Kaplan
Title: Head of Capital Markets

EAGLE POINT CREDIT MANAGEMENT LLC, on behalf of the Purchasers identified in Appendix A

By:	/s/ Taylor Pine
Name: Taylor Pine
Title: Director